As filed with the Securities and Exchange Commission on January 29, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________

KVH Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	05-0420589
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

50 Enterprise Center, Middletown, Rhode Island	02842
(Address of principal executive offices)	(Zip code)

KVH Industries, Inc.
2003 Incentive and Nonqualified Stock Option Plan
(Full title of the plan)

____________________

Martin A. Kits van Heyningen
President and Chief Executive Officer
KVH Industries, Inc.
50 Enterprise Center
Middletown, Rhode Island 02842
(Name and address of agent for service)

(401) 847-3327
(Telephone number, including area code, of agent for service)

____________________

WITH COPIES TO:
Adam Sonnenschein, Esq.
Foley Hoag llp
155 Seaport Boulevard
Boston, Massachusetts 02210
(617) 832-1000

____________________

CALCULATION OF REGISTRATION FEE

Title of	Amount	Proposed maximum		Proposed maximum	Amount of
securities to be	to be	offering price		aggregate	registration
registered	registered	per share		offering price	fee
common stock, $0.01 par value	15,000 shares(1)	$19.75	((2)	$296,250	$37.53
common stock, $0.01 par value	985,000 shares((3)	$19.17	((4)	$18,882,450	$2,392.41
				Total	$2,429.94

(1)	Represents shares of common stock issuable upon exercise of stock options outstanding under the KVH Industries, Inc. 2003 Incentive and Nonqualified Stock Option Plan.

(2)	Calculated pursuant to Rule 457(h)(1) under the Securities Act of 1933 based on the weighted average exercise price per share of the options outstanding under the 2003 Incentive and Nonqualified Stock Option Plan.

(3)	Represents shares of common stock issuable upon exercise of stock options available for grant under the KVH Industries, Inc. 2003 Incentive and Nonqualified Stock Option Plan.

(4)	Calculated pursuant to Rules 457(c) and (h)(1) under the Securities Act of 1933 based on the average of the high and low sale prices of the common stock as reported on the Nasdaq National Market on January 22, 2004.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by KVH Industries, Inc. with the Securities and Exchange Commission are incorporated by reference in this registration statement:

(a)	Annual report on Form 10-K for the year ended December 31, 2002.

(b)	Quarterly report on Form 10-Q for the three months ended March 31, 2003;

(c)	Quarterly report on Form 10-Q for the three months ended June 30, 2003;

(d)	Quarterly report on Form 10-Q for the three months ended September 30, 2003;

(e)	Current reports on Form 8-K filed with the Securities and Exchange Commission on March 12, 2003 (as amended on November 26, 2003), June 27, 2003, July 18, 2003, July 29, 2003, August 21, 2003, January 6, 2004 and January 23, 2004;

(f)	Definitive proxy statement for our annual meeting of stockholders on May 28, 2003 filed with the SEC on April 18, 2003; and

(g)	The description of the Company’s common stock contained in a current report on Form 8-K filed with the Securities and Exchange Commission on January 29, 2004, including any amendment or report filed for the purpose of updating that description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the dates of filing of those documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Article Sixth of our charter and Section 10 of our bylaws provide that we will indemnify our directors and officers to the fullest extent we are permitted or required to do so by Section 145 of the Delaware General Corporation Law. Section 145 provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by us or in our right) by reason of the fact that the person is or was one of our directors, officers, agents or employees or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner which the person reasonably believed to be in, or not opposed to, our best interest, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The power to indemnify also applies to actions brought by us or in our right but only to the extent of expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in respect of any claim, issue or matter for which such person shall have been adjudged to be liable to us, unless and only to the extent that the court determines, in light of all the circumstances of the case, that indemnification for such expenses is proper. Our charter provides that no amendment, termination or repeal of Article Sixth will affect or diminish the rights of an indemnitee with respect to any action, suit or proceeding arising out of any actions, transactions or facts occurring prior to the amendment, termination or repeal.

     The effect of these provisions would be to permit indemnification by us for, among other liabilities, liabilities arising out of the Securities Act of 1933.

     Section 145 of the Delaware General Corporation Law also allows us to obtain insurance on behalf of our directors and officers against liabilities incurred by them while serving as a director or officer or while serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not we would have the power to indemnify them against those liabilities. We have procured a directors’ and officers’ liability and company reimbursement liability insurance policy that (a) insures our directors and officers against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by them and (b) insures us against losses (above a deductible amount) arising from any such claims, subject in each case to limitations stated in the policy.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description

4.1	Restated Certificate of Incorporation (filed as Exhibit 3.3 to our registration statement on Form S-1, Registration No. 333-01258, and incorporated herein by reference)

Exhibit
Number	Description

4.2	Certificate of Amendment of Certificate of Incorporation (filed as Exhibit 4.2 to our registration statement on Form S-3, Registration No. 333-110802, and incorporated herein by reference)

4.3	Amended and Restated By-Laws (filed as Exhibit 3.1 to our current report on Form 8-K filed on January 23, 2004, and incorporated herein by reference)

4.4	2003 Incentive and Nonqualified Stock Option Plan (filed as Exhibit B to our proxy statement filed on April 18, 2003, and incorporated herein by reference)

5.1	Opinion of Foley Hoag LLP

23.1	Consent of KPMG LLP

23.2	Consent of Foley Hoag LLP (included in Exhibit 5.1).

24.1	Power of attorney (contained on the signature page of this registration statement)

Item 9. Undertakings.

     The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Middletown, Rhode Island, as of January 29, 2004.

KVH Industries, Inc.

By:	/s/ Patrick J. Spratt Patrick J. Spratt Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL BY THESE PRESENTS that each individual whose signature appears below hereby constitutes and appoints Martin A. Kits van Heyningen and Patrick J. Spratt, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this registration statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes for him, any or all of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the indicated capacities on the date indicated.

Signature	Title

/s/ Martin A. Kits van Heyningen Martin A. Kits van Heyningen	President, Chief Executive Officer and Director (Principal Executive Officer)	January 29, 2004

/s/ Patrick J. Spratt Patrick J. Spratt	Chief Financial Officer (Principal Financial and Accounting Officer)	January 29, 2004

/s/ Arent H. Kits van Heyningen Arent H. Kits van Heyningen	Chairman of the Board	January 29, 2004

/s/ Robert W.B. Kits van Heyningen Robert W.B. Kits van Heyningen	Director	January 29, 2004

Signature	Title

/s/ Mark S. Ain Mark S. Ain	Director	January 29, 2004

/s/ Stanley K. Honey Stanley K. Honey	Director	January 29, 2004

/s/ Bruce J. Ryan Bruce J. Ryan	Director	January 29, 2004

/s/ Charles R. Trimble Charles R. Trimble	Director	January 29, 2004

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Restated Certificate of Incorporation (filed as Exhibit 3.3 to our registration statement on Form S-1, Registration No. 333-01258, and incorporated herein by reference)

4.2	Certificate of Amendment of Certificate of Incorporation (filed as Exhibit 4.2 to our registration statement on Form S-3, Registration No. 333-110802, and incorporated herein by reference)

4.3	Amended and Restated By-Laws (filed as Exhibit 3.1 to our current report on Form 8-K filed on January 23, 2004, and incorporated herein by reference)

4.4	2003 Incentive and Nonqualified Stock Option Plan (filed as Exhibit B to our proxy statement filed on April 18, 2003, and incorporated herein by reference)

5.1	Opinion of Foley Hoag LLP

23.1	Consent of KPMG LLP

23.2	Consent of Foley Hoag LLP (included in Exhibit 5.1).

24.1	Power of attorney (contained on the signature page of this registration statement)